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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors of
Paravant Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-62851) and on Form S-3 (No. 333-82649) of Paravant Inc. of our report dated August 18, 2000 relating to the balance sheet of Catalina Systems Research, Inc. as of December 31, 1999, and the related statements of income, stockholders' equity and cash flows for the year then ended, which appears in the current report on Form 8-K/A of Paravant Inc. dated September 25, 2000.




/s/ KPMG LLP

Orlando, Florida
September 25, 2000